Exhibit 14.1

ENERGY FUELS INC.
CODE OF BUSINESS CONDUCT AND ETHICS

(As Approved by the Board on January 25, 2024)

Energy Fuels Inc., together with its subsidiaries (collectively, “Energy Fuels” or the “Company”), is committed to conducting its business in accordance with all applicable laws and regulations and the highest ethical standards. This Code of Business Conduct and Ethics (the “Code”) summarizes the standards that guide the actions of Energy Fuels’ directors, officers and employees. This Code is to be read together with Energy Fuels’ Corporate Disclosure Policy, Insider Trading Policy, Whistleblower Policy, Environment, Health, Safety and Sustainability Policy, Employee Handbook and other policies of the Company.

All directors, officers, and employees of Energy Fuels must read and fully comply with this Code. In addition, all directors, officers, and employees must take all reasonable steps to prevent contraventions of this Code, to identify and raise issues before they lead to problems, and to seek additional guidance when necessary. If breaches of this Code occur, they must be reported promptly. Employees with questions concerning this Code may contact the Chief Legal Officer (“CLO”) (or the CLO’s designee) at any time. Complaints or concerns are to be reported to the CLO or Vice President, Human Resources and Administration or, in the case of complaints or concerns raised by directors, to the Chair of the Audit Committee (the “Audit Committee”) of the Board of Directors of the Company (the “Board”). In addition, any complaints or concerns arising under this Code may be reported under the Company’s Whistleblower Policy.

Violations of this Code by a director, officer or employee are grounds for disciplinary action, up to and including immediate termination and possible legal prosecution.

Energy Fuels also expects all agents, consultants and contractors to comply with this Code.

This Code has been implemented pursuant to the provisions of National Instrument 58-201 – Corporate Governance – promulgated by the Canadian Securities Administrators and complies with the requirements for a “code of ethics” as set forth in section 406 of the Sarbanes-Oxley Act of 2002 (“SOX”) and the rules of the NYSE American Company Guide.

1.Core Principles

This Code sets out written standards that are designed to deter wrongdoing and to promote:

•Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•Full, fair, accurate, timely and understandable disclosure in reports and documents that Energy Fuels files with, or submits to, applicable securities regulators and in other public communications made by Energy Fuels;

•Compliance with applicable laws, rules and regulations;

•The prompt internal reporting to an appropriate person or persons of violations of this Code; and

•Accountability for adherence to this Code.

While covering a wide range of business practices and procedures, this Code cannot, and does not, cover every issue that may arise, or every situation in which ethical decisions must be made, but rather sets forth key guiding principles of business conduct that Energy Fuels expects of all of its directors, officers and employees.

2.Conduct Under the Law

Compliance with Laws, Rules, and Regulations

Energy Fuels, and each of Energy Fuels’ directors, officers and employees, shall conduct their business affairs with honesty and integrity and in full compliance with all applicable laws, rules, regulations, and this Code.

•No director, officer or employee shall commit an illegal or unethical act, or instruct or authorize others to do so, for any reason, in connection with any act, decision or activity that is or may appear to be related to that person’s employment by or position with Energy Fuels;

•All situations shall be avoided which could be perceived as improper, unethical or indicative of a casual attitude towards compliance with the law or regulations; and

•All directors, officers and employees are expected to be sufficiently familiar with the laws and regulations that apply to their jobs and shall recognize potential liabilities, seeking advice where appropriate.

•All directors, officers and employees have an individual responsibility for accurate and truthful statements in all matters, including without limitation SOX controls (to the extent applicable).

Insider Trading

All non-public information about Energy Fuels or its partners should be considered confidential information. Directors, officers, and employees of Energy Fuels must always maintain the confidentiality of such non-public information and never trade in Energy Fuels securities when aware of such information, nor use such information to “tip” others who might be reasonably expected to make an investment decision on the basis of this information. Such actions are not only unethical, but also illegal. The Company has adopted a Corporate Disclosure Policy and an Insider Trading Policy that set forth these principles. All levels of management and all employees are responsible for compliance with those policies. For further information, please see the Company’s Corporate Disclosure Policy and Insider Trading Policy. If you have any questions, please consult Energy Fuels’ CLO.

Fraud, Bribery and Corruption

Directors, officers, and employees are strictly prohibited from engaging in, condoning, or tolerating fraud, bribery, corruption, or other illegal or unethical actions. Fraud is an intentional act or omission designed to deceive another person or to obtain a benefit to which one is not entitled. Bribery is an intentional offer of monetary or other benefit to another person, government official, company or other organization to secure, or attempt to secure, a benefit in the performance of a duty, to obtain or retain business, or to obtain any other improper advantage in the conduct of business. Fraud can include a wide range of activities, such as falsifying records or timesheets, creating false benefits claims, and misappropriating corporate assets, including proprietary information and corporate opportunities for personal gain. Bribery can take different forms, such as cash payments, bartering transactions, kickbacks, directing business to a particular person, extravagant hospitality, or providing other services or things of value.

Fair Competition

Energy Fuels believes in fair competition and is committed to complying with the laws of all countries which prohibit restraints of trade, unfair practices or abuses of power. Directors, officers, and employees of Energy Fuels shall not discuss or enter into arrangements with business partners or competitors that unlawfully restrict Energy Fuels’ ability to compete with other businesses, or the ability of any other business to compete freely with Energy Fuels.

Payments to Government Personnel; Political Contributions

The U.S. Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business. It is strictly prohibited to make illegal payments to government officials of any country.

In addition, the U.S. government has a number of laws and regulations restricting the giving of business gratuities to U.S. government personnel. The promise, offer or delivery to an official or employee of the U.S. government of a gift, favor or other gratuity in violation of these rules would not only violate Company policy but could also be a criminal offense. State and local governments, as well as foreign governments, may have similar rules.

The Company may contribute, directly or indirectly, to political campaigns or parties from time to time with the approval of the Chief Executive Officer or the Chief Financial Officer. Employees, officers and members of the Board may not use Company expense accounts to pay for any personal political contributions or seek any other form of Company reimbursement. In addition, employees, officers or members of the Board should not use Company facilities or Company assets, including the time of Company personnel for the benefit of any party or candidate, including an employee, officer or member of the board individually running for office.

Payments to Domestic and Foreign Officials

Employees and officers of the Company must comply with all applicable laws prohibiting improper payments to domestic and foreign officials, including the Corruption of Foreign Public Officials Act (Canada) and the Foreign Corrupt Practices Act (United States) (collectively, the “Acts”).

The Acts make it illegal for any person, in order to obtain or retain an advantage in the course of business, directly or indirectly, to offer or agree to give or offer a loan, reward, advantage or benefit of any kind to a foreign public official or to any person for the benefit of a public official. Foreign public officials include persons holding a legislative, administrative or judicial position of a foreign state, persons who perform public duties or functions for a foreign state (such as persons employed by board, commissions or government corporations), officials and agents of international organizations, foreign political parties and candidates for office.

Although “facilitated payments” or certain other transactions may be exempted or not illegal under applicable law, the Company’s policy is to avoid them. If any employee or officer has any questions about the application of this policy to a particular situation, please report to the Chief Executive Officer, Chief Financial Officer or CLO or such other senior officer as may be designated by the Company from time to time who, with the advice of counsel as necessary, will determine acceptability from both a legal and a corporate policy point of view, and any appropriate accounting treatment and disclosures which are applicable to the particular situation.

Violation of the Acts is a criminal offence, subjecting the Company to substantial fines and penalties and any officer, director or employee acting on behalf of the Company to imprisonment and fines. Violation of this Code on this basis may result in disciplinary actions up to and including discharge from the Company.

3.Conduct within Energy Fuels

Conflicts of Interest

All directors, officers and employees have an obligation to act in the best interest of the Company. Any situation that presents an actual or potential conflict between a director, officer or employee’s personal interests and the interests of Energy Fuels should be reported to the CLO or, in the case of reports by directors, to the Chair of the Company’s Audit Committee.

Any Director, officer or employee has a conflict of interest when his or her personal interests, relationships or activities, or those of a member of his or her immediate family or business associate, interfere or conflict, or even appear to interfere or conflict, with Energy Fuels’ interests. A conflict of interest can arise when any director, officer or employee takes an action or has a personal interest that may adversely influence his or her objectivity or the exercise of sound, ethical business judgment. Conflicts of interest can also arise when any director, officer or employee, or a member of his or her immediate family, receives improper personal benefits as a result of his or her position at Energy Fuels. No director, officer or employee shall improperly benefit, directly or indirectly, from his or her status as director, officer or employee of Energy Fuels, or from any decision or action by Energy Fuels that he or she is in a position to influence.

By way of example, a conflict of interest may arise if any director, officer or employee:

•Has a material personal interest in a transaction or agreement involving Energy Fuels;

•Accepts a gift, service, payment or other benefit (other than a nominal gift) from a competitor, supplier, or customer of Energy Fuels, or any entity or organization with which Energy Fuels does business or seeks or expects to do business;

•Lends to, borrows from, or has a material interest in a competitor, supplier, or customer of Energy Fuels, or any entity or organization with which Energy Fuels does business or seeks or expects to do business (other than routine investments in publicly traded companies);

•Knowingly competes with Energy Fuels or diverts a business opportunity from Energy Fuels;

•Serves as an officer, director, employee, consultant, or in any management capacity, in an entity or organization with which Energy Fuels does business or seeks or expects to do business (other than routine business involving immaterial amounts, in which the director, officer or employee has no decision-making or other role);

•Knowingly acquires, or seeks to acquire an interest in property (such as real estate, patent rights, securities, or other properties) where Energy Fuels has, or might have, an interest; or

•Participates in a venture in which Energy Fuels has expressed an interest.

Directors, officers and employees are expected to use common sense and good judgment in deciding whether a potential conflict of interest may exist.

Protection and Proper Use of Corporate Assets and Opportunities

Theft, carelessness and waste have a direct, negative impact on Energy Fuels’ image and profitability, and will not be tolerated. Directors, officers and employees owe a duty to Energy Fuels to advance its legitimate interests when the opportunity to do so arises. All directors, officers and employees shall endeavor to protect Energy Fuels’ assets and ensure their efficient use.

Directors, officers and employees are prohibited from (a) taking for themselves property, security or any business interest, or other opportunities that are discovered through the use of Energy Fuels’ property, information or position; and (b) using Energy Fuels’ property, information, or position for personal gain. By way of example, the following types of activities are prohibited:

•Using Energy Fuels assets for other business or personal endeavors; or

•Obtaining, or seeking to obtain, any personal benefit from the use or disclosure of information that is confidential or proprietary to Energy Fuels, or from the use or disclosure of confidential or proprietary information about another entity acquired as a result of or in the course of employment with Energy Fuels.

All of Energy Fuels’ assets should only be used for legitimate business purposes, and the use of Energy Fuels’ property for any unlawful, unauthorized or unethical purpose is strictly prohibited. No directors, officers or employees shall intentionally damage or destroy the property of Energy Fuels or commit or condone theft.

Confidentiality of Corporate Information

Directors, officers and employees must maintain the confidentiality of information entrusted to them by Energy Fuels or its customers, except when disclosure is authorized or legally mandated. Confidential information includes (without limitation) all non-public information that might be of use to competitors or might be harmful to Energy Fuels or its partners and associates, if disclosed. For further information, see the Company’s Corporate Disclosure Policy.

Proper Use of Computers and the Internet

Energy Fuels’ information technology systems, including (without limitation) computers, email, internet, telephones, and voicemail, are the property of Energy Fuels and are to be used primarily for business purposes. Corporate information technology systems may be used for minor or incidental use, provided that such use is kept to a minimum and is in compliance with corporate policy. Energy Fuels’ information technology systems shall not be used to send harassing, threatening or obscene messages or chain letters, to access the internet for inappropriate use, or to send or distribute copyrighted documents (without proper permissions). Energy Fuels may monitor the use of its information technology systems for business purposes or to conduct internal investigations if approved by the Chief Executive Officer and CLO.

4.Conduct with the Company’s Shareholders and the Public

Quality of Public Disclosure

Energy Fuels is committed to providing information about the Company to the public in a manner that is consistent with all applicable legal and regulatory requirements and that promotes investor confidence by facilitating fair, orderly, and efficient behavior. Energy Fuels’ reports and documents filed with or submitted to securities and other regulators in Canada, the United States, Brazil and elsewhere as may be required, and Energy Fuels’ other public communications, must include full, fair, accurate, timely, and understandable disclosure. All directors, officers and employees who are involved in Energy Fuels’ disclosure process are responsible for using their best efforts to ensure that Energy Fuels meets such requirements. Directors, officers and employees are prohibited from knowingly misrepresenting, omitting or causing others to misrepresent or omit material information about Energy Fuels to others, including to Energy Fuels’ independent auditors. For further information, see the Company’s Corporate Disclosure Policy.

Retention of Records

Energy Fuels retains all business records in accordance with laws and regulations. The term “business records” covers a broad range of files, reports, business plans, receipts, policies and communications, including hard copy and electronic whether maintained at work or at home. Energy Fuels prohibits the unauthorized destruction of or tampering with any records, whether written or in electronic form, where Energy Fuels is required by law or government regulation to maintain such records or where it has reason to know of a threatened or pending government investigation or litigation relating to such records.

5.Conduct with Customers, Security Holders, Vendors, Suppliers, Competitors and Employees

Dealing with Security Holders, Customers, Suppliers, Competitors and Employees

Directors, officers and employees shall deal honestly, fairly and ethically with all of Energy Fuels’ security holders, customers, vendors, suppliers, competitors and employees. In all such dealings, directors, officers and employees shall comply with all laws, rules and regulations and not take any actions that would bring into question the integrity of Energy Fuels or any of its directors, officers or employees.

All directors, officers, and employees shall ensure that Energy Fuels’ assets are used for legitimate business purposes only and that all transactions shall be made exclusively on the basis of price, quality, service and suitability to Energy Fuels’ needs.

Energy Fuels shall only deal with vendors, suppliers and contractors who comply with all applicable legal requirements and Energy Fuels’ published standards and policies, including this Code of Business Conduct and Ethics and those relating to health and safety, environmental protection, sustainability, anti-corruption and workplace rights.

Agreements with Agents, Consultants and Contractors

Agreements with agents, consultants and contractors should include terms requiring compliance with applicable laws, regulations, and, where applicable, this Code and providing for remedies, up to and including termination, for failure to so comply.

6.Conduct with respect to Health, Safety, the Environment and Sustainability

Health and Safety

Energy Fuels is committed to making the work environment safe, secure and healthy for its employees and others and complies with all applicable laws and regulations relating to worker health and safety. Energy Fuels expects each director, officer, and employee to promote a positive working environment for all and to comply with Energy Fuels’ policies concerning health and safety matters. An employee should immediately report any unsafe or hazardous conditions or materials, injuries and accidents connected with

Energy Fuels’ business and any activity that compromises his or her security to his or her supervisor. Directors, officers and employees must not possess or use, buy or sell illegal drugs or report for work under the influence of such drugs, marijuana, or alcohol, and must comply with all applicable internal policies relating thereto. All threats or acts of physical violence or intimidation are prohibited. For further information, please see the specific safety manuals and procedures applicable to the Company’s various areas of operations.

Environmental Protection and Sustainability

Energy Fuels is committed to the operation of its facilities in a manner that puts the safety of its workers, its contractors, its community, the environment and the principles of sustainable development above all else. Whenever issues of safety conflict with other corporate objectives, safety shall be the first consideration. The Company has adopted an Environment, Health, Safety and Sustainability Policy that sets forth these principles. All levels of management and all employees are responsible for compliance with the Environment, Health, Safety and Sustainability Policy within their areas of responsibility. For further information, please see the Company’s Environment, Health, Safety and Sustainability Policy.

7.Conduct within the Workplace

Respect for Our Employees

The Company’s employment decisions will be based on reasons related to its business, such as job performance, individual skills and talents, and other business-related factors. Energy Fuels requires adherence to all applicable federal, state and provincial employment laws. In addition to any other requirements of applicable laws in a particular jurisdiction, Energy Fuels prohibits discrimination in any aspect of employment based on race, color, appearance, religion, sex, gender, sexual orientation, gender identity or gender expression, national origin, ethnicity, disability or age (collectively, “Diversity”), within the meaning of applicable laws.

Abusive or Harassing Conduct Prohibited

Energy Fuels and its directors, officers and employees shall treat each other with professional courtesy and respect at all times and specifically must not subject any other employee to unwelcome sexual advances, requests for sexual favors, verbal or physical conduct which might be construed as sexual or harassing in nature, comments based on Diversity, or other non-business personal comments of conduct that makes others uncomfortable in their employment with Energy Fuels. Any employee who believes that he or she has been subjected to sexual harassment by any other employee should immediately advise his or her supervisor and the CLO or Vice President, Human Resources and Administration of the incident. The identity of those involved shall be kept strictly confidential. The incident shall be thoroughly investigated and documented with appropriate action taken.

Privacy

Energy Fuels (and third parties who may be authorized by Energy Fuels) collects and maintains personal information that relates to each employee’s employment, including compensation, medical and benefit information. Energy Fuels follows procedures and applicable laws to protect information wherever it is stored or processed, and access to employees’ personal information is restricted. Employee personal information will only be released to outside parties in accordance with Energy Fuels’ policies and applicable legal requirements. Employees who have access to personal information must ensure that personal information is not disclosed in violation of Energy Fuels’ policies or practices or applicable laws.

8.Administration of this Code

Periodic Review by Board

This Code has been adopted by the Board and will be reviewed on an annual basis by the Audit Committee and by the Board and amended or supplemented as required from time to time.

Compliance with this Code and Reporting of Any Illegal or Unethical Behavior

Directors, officers and employees are expected to comply with all of the provisions of this Code. This Code will be strictly enforced. Violations will be dealt with immediately, including subjecting the director, officer or employee to corrective and/or disciplinary action, including without limitation, dismissal or removal from office. Violations of this Code that involve unlawful conduct will be reported to the appropriate authorities.

Situations that may involve a violation of ethics, laws, or this Code may not always be clear and may require difficult judgment. Directors, officers or employees who have concerns or questions about violations of laws, rules or regulations, or of this Code should report them to the CLO or, in the case of reports by directors, to the Chair of the Audit Committee. Any concern under this Code, as well as any concerns that involve accounting, internal controls and auditing matters, may also be reported by employees on a confidential and anonymous basis under Energy Fuels’ Whistleblower Policy.

Following receipt of any complaints submitted hereunder, the CLO or Chair of the Audit Committee, as the case may be, will investigate each matter so reported and report to the Audit Committee. Notwithstanding the foregoing, matters of fraud, bribery and corruption shall be escalated to, and have direct executive oversight from, the Chief Executive Officer. The Audit Committee will have primary authority and responsibility for the enforcement of this Code, subject to the supervision of the Board.

Energy Fuels encourages all directors, officers, and employees to report promptly any suspected violation of this Code to the CLO, Vice President, Human Resources and Administration, or, in the case of directors, to the Chair of the Audit Committee. Open communication of issues and concerns without fear of retribution or retaliation is vital to the successful implementation of this Code. Therefore, Energy Fuels will tolerate no retaliation for reports or complaints regarding suspected violations of this Code that were made in good faith. Energy Fuels will take such disciplinary or preventive action as it deems appropriate to address any violations of this Code that are brought to its attention.

Waivers and Amendments

Any waivers from this Code that are granted for the benefit of Energy Fuels’ directors or executive officers (including without limitation, Energy Fuels’ Chief Executive Officer, Chief Financial Officer, CLO, Senior Vice President of Marketing and Corporate Development and persons performing similar functions) shall be granted by the Board. Any waivers for all other employees shall be granted exclusively by the Chief Executive Officer or by any other executive officer as may be designated by the Audit Committee. Material amendments to or waivers of the provisions in this Code will be promptly publicly disclosed in accordance with applicable laws and regulations.

Distribution of this Code

This Code will be circulated to all directors, officers and employees of Energy Fuels on an annual basis and more frequently whenever changes are made, and all employees are required to certify in writing their acknowledgement of the Code on an annual basis. New directors, officers and employees will be provided with a copy of this Code and will be advised of its importance.

Affirmation by Directors and Officers

At the time of each annual meeting of shareholders, the directors and officers of Energy Fuels will affirm their compliance with this Code in writing.